EXHIBIT (a)(x)

AMENDMENT TO DECLARATION OF TRUST

LEGG MASON TAX-FREE INCOME FUND

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY

We, Ted P. Becker, Vice President, and Richard M. Wachterman, Assistant Secretary, of Legg Mason Tax-Free Income Fund (the “Trust”), hereby certify that the trustees of the Trust took the following actions by resolution on August 6, 2009:

FIRST: That pursuant to the authority contained in Section 1 of Article III of the Trust’s Declaration of Trust, the series of the Trust (the “Series”) named “Legg Mason Maryland Tax-Free Income Trust” will be renamed “Legg Mason Investment Counsel Maryland Tax-Free Income Trust”; and

SECOND: That pursuant to the authority contained in Section 1 of Article III of the Trust’s Declaration of Trust, “Institutional Class” shares of the Series will be renamed “Class I” shares of the Series; and

THIRD: That pursuant to the authority contained in Section 1 of Article III of the Trust’s Declaration of Trust, “Financial Intermediary Class” shares of the Series will be renamed “Class FI” shares of the Series.

Dated: July 26, 2010	By:	/s/ Ted P. Becker
Ted P. Becker
Vice President

	By:	/s/ Richard M. Wachterman
Richard M. Wachterman
Assistant Secretary

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